UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 9, 2013

CARDINAL FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	0-24557	54-1874630
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8270 Greensboro Drive, Suite 500
McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (703) 584-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

On September 9, 2013, Cardinal Financial Corporation (“Cardinal”) and United Financial Banking Companies, Inc. (“United”) entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) pursuant to which United will merge with and into Cardinal (the “Merger”).  Cardinal will be the surviving corporation in the Merger.  The Merger Agreement was unanimously approved by the Boards of Directors of both companies.

As a result of the Merger, the holders of shares of United common stock will receive $19.13 in cash and 1.154 shares of Cardinal common stock for each share of United common stock held immediately prior to the effective time of the Merger.  Each share of Cardinal common stock outstanding immediately prior to the Merger will continue to be outstanding after the Merger.  Each option or warrant to purchase shares of United common stock that is outstanding immediately prior to the effective time of the Merger will be converted into the right to receive cash in an amount equal to the product of the number of shares of United common stock underlying such option or warrant multiplied by the difference between $38.26 and the per share exercise price of such option or warrant, subject to the terms of the option and warrant agreements.

It is expected that immediately following the Merger, The Business Bank, United’s wholly-owned bank subsidiary, will be merged with and into Cardinal Bank, Cardinal’s wholly-owned bank subsidiary.  Harold C. Rauner, current President and Chief Executive Officer of United, is expected to be appointed a Regional President of Cardinal Bank. The executive officers and directors of Cardinal and Cardinal Bank will otherwise remain unchanged following the effective time of the Merger.

In the Merger Agreement, each of Cardinal and United has made customary representations, warranties and covenants.  The completion of the Merger is subject to various closing conditions, including obtaining the requisite approval of United’s shareholders and receiving certain regulatory approvals.  United is required to redeem all of its Small Business Lending Fund preferred stock held by the U.S. Department of the Treasury at or prior to the effective time of the Merger.

Pursuant to the Merger Agreement, United has agreed not to solicit proposals relating to alternative business combination transactions or, subject to certain exceptions, to enter into discussions or negotiations or provide confidential information in connection with any proposals for alternative business combination transactions.  The Merger Agreement also provides that, upon termination of the Merger Agreement under specified circumstances, United may be required to pay to Cardinal a termination fee of $2,000,000.

In connection with the Merger Agreement, each of UFBC’s directors and executive officers entered into an affiliate agreement with CFNL and UFBC pursuant to which such individuals, in their capacities as stockholders of UFBC and except in certain circumstances, have agreed to vote their respective shares of UFBC common stock in favor of the Merger Agreement and the Merger. As of September 9, 2013, such individuals had an aggregate voting power of more than a majority of the outstanding shares of UFBC common stock.  The form of such agreement is attached as Exhibit 5.8 to the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this report and is incorporated herein by reference. The Merger Agreement has been included to provide information regarding the terms of the Merger, and is not intended to provide any other financial information about Cardinal, United or their respective subsidiaries.

The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of Cardinal and United; may be subject to limitations and qualifications agreed upon by Cardinal and United, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between Cardinal and United instead of establishing these matters as facts; may be limited to the knowledge of specified officers of Cardinal and United; and may be subject to standards of materiality applicable to Cardinal and United that differ from those applicable to investors. Investors should not rely on the representations, warranties or covenants or any description thereof as characterizations of the actual state of facts or condition of Cardinal or United or any of their respective subsidiaries. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Cardinal and United.

Item 9.01.             Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Reorganization, dated as of September 9, 2013, between Cardinal Financial Corporation and United Financial Banking Companies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL FINANCIAL CORPORATION
(Registrant)

Date: September 10, 2013	By:	/s/ Mark A. Wendel
Mark A. Wendel
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
2.1	Agreement and Plan of Reorganization, dated as of September 9, 2013, between Cardinal Financial Corporation and United Financial Banking Companies, Inc.